Exhibit 21

HUBBELL INCORPORATED AND SUBSIDIARIES

LISTING OF SIGNIFICANT SUBSIDIARIES

	State or Other	Percentage
	Jurisdiction of	Owned By
	Incorporation	Registrant

Artesanias Baja, S.A. de C.V.	Mexico	100%
Austdac Pty. Limited	Australia	100%
Bel Manufacturera, S.A. de C.V.	Mexico	100%
CDR Systems Corp.	California	100%
Fabrica de Pecas Electricas Delmar LTDA	Brazil	100%
GAI-Tronics Corporation	Delaware	100%
Gleason Reel Corporation	Delaware	100%
Haefely Test AG	Switzerland	100%
Hipotronics, Inc.	Delaware	100%
Hubbell Asia Limited	Hong Kong	50%
Hubbell Building Automation, Inc.	Texas	100%
Hubbell Canada LP	Canada	100%
Hubbell Caribe Limited	Cayman Islands	100%
Hubbell de Mexico, S.A. de C.V.	Mexico	100%
Hubbell Incorporated (Delaware)	Delaware	100%
Hubbell Industrial Controls, Inc.	Delaware	100%
Hubbell Lenoir City, Inc.	Virginia	100%
Hubbell Lighting, Inc.	Connecticut	100%
Hubbell Limited	United Kingdom	100%
Hubbell Plastics, Inc.	Delaware	100%
Hubbell Power Systems, Inc.	Delaware	100%
HUBS, Inc.	Delaware	100%
Kurt Versen, Inc.	Delaware	100%
PCORE Electric Company, Inc.	Delaware	100%
Progress Lighting, Inc.	Delaware	100%
Pulse Communications, Inc.	Virginia	100%
USCO Power Equipment Corporation	Alabama	100%
Varon Lighting Group, LLC	Delaware	100%